Exhibit 10.1

AMENDMENT NO. 1 TO
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This Amendment No. 1 to Amended and Restated Executive Employment Agreement (this “Amendment”) is made as of October 19, 2018, by and between Kindred Biosciences, Inc., a Delaware corporation (the “Company”), and Denise Bevers, an individual and resident of the State of California (the “Executive”), with reference to the following facts:
WHEREAS, the Company and the Executive are parties to an Amended and Restated Executive Employment Agreement dated as of May 22, 2018 (the “Employment Agreement”), pursuant to which Executive serves as the Company’s Chief Operating Officer; and
WHEREAS, the Company and Executive wish to amend the Employment Agreement in certain respects as provided in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and other consideration, the receipt and sufficiency of which hereby are acknowledged, the Company and Executive hereby agree as follows:
1.Definitions. Terms not otherwise defined in this Amendment shall have the meanings attributed to such terms in the Employment Agreement. References in the Employment Agreement and this Amendment to this “Agreement” mean the Employment Agreement as amended by this Amendment and as further amended from time to time as provided in the Employment Agreement.
2.    Amendments. The Employment Agreement is hereby amended in the following respects:
(a)    Section 1(a) is amended to add, in addition to Executive’s continuing role as Chief Operating Officer of the Company, the title of President. Section 1(a) is amended to read in its entirety as follows:
“(a)     Title and Duties. The Company will employ Executive, and Executive will be employed by the Company, as President and Chief Operating Officer (“COO”), reporting to the Chief Executive Officer of the Company (the “CEO”). Executive will have the responsibilities, duties and authority commensurate with said positions.”
(b)    The following provision shall be added to the end of Section 2(b), so that the last two full sentences of Section 2(b) shall read in their entirety as follows:
“Notwithstanding anything in this Section 2(b), the Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder if such Cause exists. In addition, if Executive is serving on the Board of Directors at the time her employment with

Exhibit 10.1

the Company ends for whatever reason (whether by termination hereunder or otherwise), then Executive agrees to resign from the Board if so requested.”
(c)    Section 3(a) is amended to increase the Executive’s base annual salary to $430,500 and to read in its entirety as follows:
“(a)    Base Salary. While Executive is employed hereunder, the Company will pay Executive a base salary at the gross annualized rate of $430,500.00 (the “Base Salary”), paid in accordance with the Company’s usual payroll practices. The Base Salary will be subject to review annually and may be adjusted upwards in the discretion of the CEO or the Board of Directors. The Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.”
(d)    Section 3(b) is amended to increase the Executive’s annual bonus that may be awarded from 40% to 45% of her then-current Base Salary and to read in its entirety as follows:
“(b)    Annual Bonus. Executive may be eligible to earn an annual bonus relating to each fiscal year, based on the achievement of individual and Company written goals established on an annual basis by the CEO. If Executive meets the applicable goals, then Executive may be awarded a bonus for that year up to 45% of his or her then-current Base Salary (“Target Bonus”). Such bonus is wholly discretionary, and is dependent on several factors including the performance of the company. Executive is not entitled to a bonus solely as result of meeting his or her goals.”
3.    No Other Changes to the Employment Agreement. Except as expressly amended by this Amendment, all of the terms of the Employment Agreement shall remain in full force and effect.
[Signature Page Follows]

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Amended and Restated Executive Employment Agreement as of the date first set forth above.

KINDRED BIOSCIENCES, INC.	EXECUTIVE
By: /s/ Richard Chin Richard Chin, Chief Executive Officer	/s/ Denise Bevers Denise Bevers

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